UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2018

WILLSCOT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37552	82-3430194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 S. Bond Street, #600

Baltimore, Maryland 21231

(Address, including zip code, of principal executive offices)

(410) 931-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02                                           Results of Operations and Financial Condition

On July 24, 2017, WillScot Corporation (the “Company” or “we”, “us” or “our”) filed with the Securities and Exchange Commission (the “SEC”) a preliminary prospectus supplement in connection with a proposed underwritten public offering of its Class A common stock, par value $0.0001 per share (the “Common Stock”). The offering is being made pursuant to a base prospectus and an accompanying prospectus supplement filed as part of an effective “shelf” registration statement filed with the SEC on Form S-3.

The preliminary prospectus supplement includes a discussion of the Company’s preliminary unaudited financial results for the quarter ended June 30, 2018 and other recent developments as described below:

Recent  Developments

Preliminary Estimated Unaudited Quarterly Results of Operations

We are in the process of finalizing our financial results for the three months ended June 30, 2018. Based on available information to date, we expect our total revenues for the three months ended June 30, 2018 to be in the range of $139.5 to $140.5 million, with the midpoint of this range representing an increase of approximately 27% as compared to the same period in 2017, driven by an increase of approximately 37% in our core leasing and services revenues from both organic growth, and due to the impact of the Acton and Tyson acquisitions. The increase in our core leasing and services business was partially offset by decreases of approximately 44% and 49% in our new and rental unit sales.

We expect our Modular—US segment revenues for the three months ended June 30, 2018 to increase by approximately $26.0 million, or approximately 26%, as compared to the same period in 2017, driven by:

•                  Average modular space monthly rental rate growth of approximately 2.5% due to increases both in the price of our units, as well as increased VAPS pricing and penetration. This increase was offset by lower rates on acquired units from Acton and Tyson; and

•                  Increased average modular space units on rent of approximately 13,000 units, or approximately 36%, primarily due to the Acton and Tyson acquisitions.

We expect our Modular—Other North America segment revenues for the three months ended June 30, 2018 to increase by approximately $3.0 million, or approximately 25%, as compared to the same period in 2017, driven by:

•                  Average modular space monthly rental rate growth of approximately 7% due to increased VAPS pricing and penetration, as well as modest increases in the price of our units; and

•                  Increased average modular space units on rent of approximately 500 units, or approximately 10%.

On a pro forma basis, including the results of Acton and Tyson for all periods presented, we expect our core leasing and services revenues for the three months ended June 30, 2018 to increase by approximately $12.5 million, or approximately 10.5%, as compared to our pro forma leasing and services revenues of $119.9 million for the same period in 2017. We expect unit sales for the three months ended June 30, 2018 to decline by approximately $10.0 million, or approximately 57%, as compared to our pro forma unit sales of $17.7 million for the same period in 2017 as a result of lower volumes of sales opportunities and increased focus on our higher margin modular leasing business. We expect our pro forma total revenues for the three months ended June 30, 2018 to increase by approximately $2.5 million, or approximately 2%, as compared to our pro forma total revenues of $137.5 for the same period in 2017.

We expect our pro forma Modular—US segment leasing and services revenues for the three months ended June 30, 2018, to increase by approximately $8 million, or approximately 7%, as compared to the same period in 2017, driven by:

•                  Average modular space monthly rental rate growth of approximately 9% due to increases both in the price of our units, as well as increased VAPS pricing and penetration; and

•                  An increase in average modular space units on rent of approximately 1%.

There are no pro forma adjustments for our Modular—Other North America Segment relating to the Acton or Tyson acquisitions.

We expect our Adjusted EBITDA for the three months ended June 30, 2018 to be in the range of $41.0 million to $42.5 million, with the midpoint of this range representing an increase of $12.9 million, or approximately 45%, over the same period in 2017 for the Modular—US Segment and the Modular—Other North America Segment. This increase was driven by increased gross profit as a result of increased core leasing and services revenues over the same period in 2017, offset by increases in selling, general, and administrative costs related primarily to Acton, prior to expected significant synergy realization, and increased public company costs not incurred in 2017. On a consolidated basis, including the corporate & other segment, the midpoint of the range for our expected Adjusted EBITDA for the three months ended June 30, 2018 of $41.0 million to $42.5 million represents an increase of $15.5 million or approximately 59% over the same period in 2017. Corporate & other included selling, general and administrative costs incurred prior to or as part of the business combination in November 2017 related to the Algeco Group’s corporate costs which are not anticipated to be part of the ongoing costs of WSC.

We expect our net (loss) income for the three months ended June 30, 2018 to be in the range of ($1.0) million to $2.0 million, with the midpoint of this range representing an increase of approximately $6.0 million over the same period in 2017. This increase was driven by increased gross profit as a result of increased core leasing and services revenues over the same period in 2017, and approximately $14.0 million of decreased net interest expense as a result of our recapitalization in November 2017. These increases in net (loss) income were partially offset by increases in selling, general, and administrative costs of approximately $16.0 million and an increase in currency losses (gains), net of approximately $7.0 million. The increase in selling, general, and administrative costs were related to the acquisition of Acton (branch network, corporate costs, and headcounts, prior to expected significant synergy realization), costs incurred during the quarter in relation to the Acton integration, increased public company costs not incurred in 2017, and transaction costs associated with this offering, the Other Financing Transactions and the ModSpace Acquisition.

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation from, or as substitutes for analysis of, results as reported under GAAP.

The following table provides an unaudited reconciliation of our estimated second quarter net (loss) income to our estimated second quarter Adjusted EBITDA:

	Three Months Ended June 30, 2018
	Range	Midpoint
	(in millions) (unaudited)
Consolidated Adjusted EBITDA Reconciliation
Net (loss) income	$(1.0) - 2.0	$0.5
Income tax benefit	(8.0) - (6.0)	(7.0)
Loss from continuing operations before income tax		(6.5)
Interest expense, net	12.0 - 12.5	12.3
Depreciation and amortization	24.4 - 25.5	25.0

EBITDA	30.0 - 31.5	30.8
Currency losses (gains), net	0.0 - 1.0	0.5
Restructuring costs	0.0 - 1.0	0.5
Transaction Fees	3.5 - 4.5	4.0
Integration costs	4.5 - 5.0	4.8
Stock compensation expense	0.5 - 1.5	1.0
Other expense(a)	0.0 - 0.5	0.2

Adjusted EBITDA	$41.0 - 42.5	$41.8

(a)         Other expense represents primarily acquisition-related costs such as advisory, legal, valuation and other professional fees in connection with actual or potential business combinations, which are expensed as incurred, but do not reflect ongoing costs of the business.

We believe that the preliminary estimates set forth above have been prepared on a reasonable basis and reflect our best estimates and judgements based on currently available information. We have provided approximate amounts or ranges rather than specific amounts for the financial results for the three months ended June 30, 2018 because our financial closing procedures for this period are not yet complete. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update this information. Our estimates contained in this prospectus supplement may differ materially from our actual results. Our actual results remain subject to the completion of a final review by our management and our board of directors. During the course of the preparation of our quarterly financial statements and related notes for the period ended June 30, 2018, additional items that would require material adjustments to the preliminary estimates presented above may be identified. The preliminary estimates included in this prospectus supplement has been prepared by, and are the responsibility of, management. Our auditors have not audited, reviewed, compiled, or applied agreed upon procedures with respect to the preliminary estimated financial data above and, accordingly, do not express an opinion or any other form of assurance with respect thereto. Our auditors’ reports incorporated by reference into this prospectus supplement refer exclusively to our historical financial information. In light of the foregoing, prospective investors are cautioned not to place undue reliance on these estimates. The estimates set forth above were prepared by our management and are based upon a number of assumptions.

This Current Report on Form 8-K includes certain financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Adjusted Gross Profit.  Each of Adjusted EBITDA and Adjusted Gross Profit have limitations as an analytical tool, and you should not consider either metric in isolation from, or as a substitute for analysis of, results as reported under GAAP. The Company’s measurements of these metrics, as applicable, may not be comparable to similarly titled measures of other companies. For definitions and reconciliations of these non-GAAP financial measures, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Cautionary Note Concerning Forward-Looking Statements

This Current Report on Form 8-K contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the current expectations of the Company’s management. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of the Company is contained in the Company’s filings with the SEC. Specifically, the Company makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2017. In addition to the risks and uncertainties set forth in the Company’s SEC filings, the forward-looking statements described in this Current Report on Form 8-K could be affected by, among other things, (i) conditions to the closing of the transaction may not be satisfied; (ii) problems may arise in successfully integrating ModSpace’s business into the Company’s current portfolio, which may result in the Company not operating as effectively and efficiently as expected; (iii) the Company may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iv) the transaction may involve unexpected costs or unexpected liabilities; (v) the Company may be unable to obtain regulatory approvals required for the transaction or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on the Company; (vi) the business of the Company may suffer as a result of uncertainty surrounding the transaction; and (vi) the Company may be adversely affected by other economic, business, and/or competitive factors.

Any or all of the Company’s forward-looking statements may turn out to be wrong or differ materially from actual results. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

The information in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The information contained in this Item 2.02 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise. The information in this Item 2.02 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Securities Exchange Act of 1934, as amended, except as otherwise expressly stated in any such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WillScot Corporation

	By:	/s/ Bradley Bacon
Dated: July 24, 2018		Name:	Bradley Bacon
		Title:	Vice President, General Counsel & Corporate Secretary